EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q4 2022 and Full Year 2022 Financial and Operational Results
Transformational year marked by significant growth and strong cash flows
HOUSTON, TX--(March 7, 2023) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter 2022 Highlights
–Revenue of $154.3 million, a 25% increase year-over-year
–Net income of $7.6 million, or $0.30 per fully diluted share
–Adjusted EBITDA1 of $21.6 million, a 137% increase year-over-year with free cash flow1 of $20.9 million.
Full Year 2022 Highlights
–Revenue of $608.5 million, a 108% increase over the prior year
–Net income of $15.1 million, or $0.65 per fully diluted share
–Adjusted EBITDA of $79.5, a 521% increase over the prior year
–Adjusted Net Debt1 of $22.4 million at year-end compared to peak debt in March 2022 of $79.9 million, a 72% reduction.
2023 Key Takeaways
–Growth across all segments with revenue anticipated to be between $685 million and $715 million
–Adjusted EBITDA for the full year is anticipated to be between $95 million and $105 million
–Free cash flow conversion rates of approximately 60% anticipating between $55 million and $70 million to be used toward ongoing repayment of debt, enacting a capital return program, and strategic growth opportunities.
CEO Comments
“The fourth quarter capped off a year of significant revenue and EBITDA growth in all three business segments with substantially improved margins and record free cash flow. These results were driven by the successful integration of the acquisitions made in 2021, continued cost optimization and effective
1 “Adjusted EBITDA,” “Adjusted Net Debt” and “Free Cash Flow” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at:
www.rangerenergy.com.

EXHIBIT 99.1
penetration in markets where we possess a competitive advantage,” commented Stuart Bodden, Ranger’s Chief Executive Officer.
“Activity levels in the fourth quarter saw a decline from their peak in the third quarter due to typical seasonality and extreme weather brought about by Winter Storm Elliot in December. Our Wireline segment took the brunt of the weather impact as its operations are predominantly focused in the northern Rockies. This segment had 13 affected days in December which caused a revenue shortfall of approximately $3 million. Our High Specification Rig segment was also impacted with approximately 10% of unplanned downtime in December, or 4,300 rig hours. Despite these challenges, the Company was able to respond efficiently to keep our crews safe while quickly adjusting costs where possible to deliver strong profitability in-line with our overall expectations for the quarter.
“I am proud of our team’s efforts throughout 2022 and am optimistic about 2023. We continue to see encouraging activity levels and pricing resilience in our core service offerings; however, we will continue to manage our cost structure as we monitor the macro-economic environment and natural gas commodity prices,” continued Bodden. “Our customer conversations remain supportive of another strong year for Ranger and we are seeing signals of activity increases in the coming months more than offsetting any impacts from gas prices. Our full-year 2023 guidance assumes relatively muted recessionary impacts and the full year effect of the significant improvements to our operating leverage that we achieved during 2022.
“Strategically, our focus continues to be on smart capital allocation. Due to the substantial cash flows generated by Ranger in 2022, we were able to further deleverage our balance sheet with over $50 million in debt repayment reducing our debt levels by 72%. We expect to accomplish our goal of being net debt zero in the coming months and, looking ahead and armed with a strong balance sheet and robust cash flow, our capital allocation strategy will focus primarily on implementing a return program while providing ample flexibility for pursuing consolidation opportunities within our industry.
Mr. Bodden continued, “I would like to acknowledge the Ranger team’s outstanding efforts to build a world-class organization. Ranger’s strong performance is a credit to their hard work and tenacity, and I’m proud to present these results to our investors on their behalf. We remain committed to a high level of service quality and believe that sustained excellence will result in outsized value creation over the long term.”
STRATEGIC UPDATE
Ranger has continued to execute on its value creation priorities which include improving cash flow potential, building balance sheet strength and exploring growth through acquisition. During 2023, Management and the Board are looking forward and evolving these priorities to include initiating a capital return program.
a.Improving Cash Flow Potential: The Company has continued to focus on cash flow generation underpinned by a capital efficient business model with strong operating leverage unlocked through the successful integration of newly acquired assets and businesses. During 2022, the Company grew revenue by 108%, or $315.4 million, and produced incremental Adjusted EBITDA of $66.7 million through improved asset utilization, as well as an improved pricing environment coupled with operating efficiencies. In 2023, the Company will continue to be focused on strong cash flow generation and expanding EBITDA margins through targeted market penetration efforts in our wireline and ancillary service lines, better operating efficiency through seasonal months and a continuous improvement mindset when approaching costs.
b.Building Balance Sheet Strength: Throughout 2022, the Company focused on repaying debt after three acquisitions in 2021. During the fourth quarter alone, the Company paid down $25 million of debt and ended the year with $22.4 million of Adjusted Net Debt. Going forward, the Company

EXHIBIT 99.1
will continue toward its stated goal of net debt zero and will look for opportunities to optimize its capital structure to provide maximum strategic flexibility.
c.Exploring Growth Through Acquisition: Ranger has demonstrated a successful track record of consolidating and integrating businesses and has seen the benefit of that consolidation in its high specification rigs segment. With service lines that operate in a fragmented and competitive industry, we believe we can create value and growth through further consolidation. During 2023, the Company will actively evaluate acquisitions that focus on attractive returns on capital. We believe the most suitable potential partners for Ranger are those that leverage similar strategic advantages, including lower capital intensity, in-basin scale and heavier production cycle focus.
d.Initiating Capital Return Framework: The balance sheet resiliency and cash flows provided by our successful acquisitions optimally position Ranger to initiate a capital return program during 2023. The Company believes that a share repurchase and dividend framework provides the best overall value creation potential for our investors and intends to return at least 25% of annual cash flows to investors going forward. To that end, the Board has authorized a $35 million share repurchase program that can be utilized for up to 36 months. Additionally, the Board has approved a quarterly dividend of $0.05 per share, which will be initiated once the Company achieves its goal of being net debt zero.
PERFORMANCE SUMMARY
For the fourth quarter of 2022, revenue was $154.3 million, an increase of 25% from $123.1 million in the prior year period. The increase in revenue compared to the prior year primarily reflects growth in the High Specification Rigs and Processing Solutions and Ancillary Services businesses. When compared to the third quarter of 2022, revenue decreased 13% because of expected holiday seasonality along with effects from Winter Storm Elliot that negatively affected operations in December. Revenue for the full year was $608.5 million, an increase of 108% from the prior year because of three acquisitions completed during 2021, increasing operating activity and pricing improvements in select service lines.
Cost of services for the fourth quarter of 2022 was $127.8 million, or 83% of revenue, compared to $111.1 million, or 90% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue was primarily attributable to operating leverage from incremental revenue, improved operating efficiency as well as pricing improvement. When compared to the third quarter of 2022, cost of services as a percentage of revenue increased from 78% of revenue to 83% of revenue, primarily due to lost operating leverage and labor inefficiencies brought about by holiday related operating activity declines and weather-related disruptions. For the full year, cost of services totaled $503.9 million, which represented 83% of revenue as compared to $263.3 million, or 90% of revenue in 2021. Operating margins improved by 7% year over year because of strong operating leverage on incremental revenue as well as strong pricing.
General and administrative expenses were $7.5 million for the fourth quarter of 2022 compared to $17.9 million in the prior year period. The decrease in general and administrative expenses was due to non-recurring transaction and integration costs that were recognized in the fourth quarter of 2021. Compared to the third quarter of 2022, general and administrative expenses decreased $3.5 million primarily due to a reduction in integration, labor and legal costs. General and administrative expenses for the year ended 2022 totaled $39.9 million of which $7.9 million of these expenses were treated as transaction and integration related costs. This compares to general and administrative expenses of $34.6 million for the full year 2021 which included $8.6 million of transaction related costs.

EXHIBIT 99.1
Net income totaled $7.6 million for the fourth quarter of 2022 compared to $24.4 million for the fourth quarter of 2021. The decrease in net income relative to the prior year period primarily reflects the non-recurring impact of a $37.2 million gain on bargain purchase relating to the Basic Energy Services acquisition. Net income nearly doubled year over year from $8.6 million for the full year 2021 to net income of $15.1 million for the full year 2022.
Fully diluted earnings per share was $0.30 for the fourth quarter of 2022 compared to $0.99 in the prior year period, and $0.54 in the third quarter of 2022. Fully diluted earnings per share for the full year 2022 was $0.65.
Adjusted EBITDA of $21.6 million for the fourth quarter of 2022 increased $12.5 million when compared to the fourth quarter of 2021. The increase in Adjusted EBITDA was primarily the result of increased operating activity across all service lines along with improved pricing in the high specification rig segment. Compared to the third quarter of 2022, Adjusted EBITDA decreased by 29% due to normal seasonality and unanticipated weather disruptions.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $72.6 million in the fourth quarter, an increase of $13.1 million, or 22% relative to the fourth quarter of 2021. Rig hours increased from 111,600 in the fourth quarter of 2021 to 113,600 in the fourth quarter of 2022. Revenue decreased sequentially by 9% from $79.7 million in the third quarter of 2022. Rig hours for the fourth quarter of 2022 were down 8% compared to 123,000 hours reported in the third quarter of 2022. The Company estimates that Winter Storm Elliot created 4,300 hours of rig downtime during December. Hourly rig rates were flat at $640 per hour in the fourth quarter as compared to $648 per hour in the third quarter of 2022. Segment revenue for the full year 2022 was $293.2 million, an increase of $153.1 million, or 109% relative to the full year 2021. Rig hours increased by 82% from 257,900 for the full year 2021 to 469,000 for the full year 2022. Hourly rig rates increased by 15% from $543 per hour for the full year 2021 to $625 per hour for the full year 2022.
Operating income was $9.8 million in the fourth quarter, an increase of $8.9 million, or 989% relative to $0.9 million in the fourth quarter of 2021. Adjusted EBITDA was $15.2 million in the fourth quarter, up from $8.8 million in the fourth quarter of 2021. Operating income was $34.3 million for the full year 2022, an increase of $34.5 million relative to an operating loss of $0.2 million for the full year 2021. Adjusted EBITDA was $60.5 million for the full year 2022, up from $21.3 million for the full year 2021. The increase in operating income and Adjusted EBITDA was largely the result of the increase in operating activity compared to the prior year.

EXHIBIT 99.1
Wireline Services
Wireline Services segment revenue was $48.3 million, up $3.5 million, or 8% in the fourth quarter, from $44.8 million in the fourth quarter of 2021. Segment revenue was down 20% from $60.6 million in the third quarter of 2022. Our northern wireline business, representing our larger operations, experienced more dramatic seasonality due to Winter Storm Elliot and had 13 unanticipated incremental weather days impacting revenue by an incremental $3.0 million relative to normally expected seasonal declines. Segment revenue was $197.0 million, up $79.1 million, or 67% for the full year 2022, from $117.9 million for the full year 2021. Completed stage counts increased by 15% from 27,200 for the full year 2021 to 31,400 for the full year 2022. The increase in revenue reflects an increase in operating activity due to the acquisition of two wireline companies in 2021.
Operating income was $2.0 million, up $5.0 million, or 167% in the fourth quarter, up from an operating loss of $3.0 million in the fourth quarter of 2021. Adjusted EBITDA was $4.7 million in the fourth quarter, up from $1.0 million in the prior year period. Operating income was $7.6 million, up $13.4 million, or 231% for the full year, up from an operating loss of $5.8 million for the full year 2021. Adjusted EBITDA was $18.6 million for the full year 2022, up from $2.3 million for the full year 2021.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $33.4 million in the fourth quarter, up $14.6 million, or 78% from $18.8 million in the fourth quarter of 2021. Revenue declined by 9% as compared to $36.7 million of revenue in the third quarter of 2022 due to normal seasonality. Segment revenue was $118.3 million for the full year 2022, up $83.2 million, or 237% from $35.1 million for the full year 2021. The increase in revenue was attributable to the increase in operational activity across all lines of business including coil tubing, Torrent, rentals and fishing, and plug and abandonment services.
Operating income was $4.6 million in the fourth quarter, up from $2.4 million in the prior year period. Adjusted EBITDA was $6.6 million in the fourth quarter, compared to $3.6 million in the fourth quarter of 2021. Operating income was $20.2 million for the full year 2022, up from $0.3 million for the full year 2021. Adjusted EBITDA was $25.5 million for the full year 2022, compared to $6.2 million for the full year 2021.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of December 31, 2022, the Company had $61.0 million of liquidity, consisting of $57.3 million of capacity on its revolving credit facility and $3.7 million of cash on hand. Relative to December 31, 2021, the Company had $18.6 million of liquidity, consisting of $18.0 million of capacity on its revolving credit facility and $0.6 million of cash on hand. The Company had total debt of $18.4 million as compared to total debt of $62.5 million at December 31, 2021, a reduction of 71%.
During the fourth quarter, the Company generated positive free cash flow of $20.9 million, compared to negative free cash flow of $64.5 million in the fourth quarter of 2021 that was primarily attributable to a one-time working capital build required to support the Basic asset acquisition. For the full year 2022, the Company generated free cash flow of $30.7 million, compared to negative free cash flow of $45.0 million for the year ended 2021. The increase in free cash flow relative to the prior year period was primarily attributable to an increase in operating activity and associated profitability due to operating leverage as well as the aforementioned one-time working capital due to the Basic asset acquisition. This increase in free cash flow was partially offset by a $8.2 million increase in capital expenditures.

EXHIBIT 99.1
FINANCIAL GUIDANCE
The Company’s full-year 2023 guidance reflects revenue growth and improved Adjusted EBITDA margins resulting from efforts to improve asset utilization and operating efficiency. The Company expects full-year 2023 free cash flow conversion to be approximately 60%. Capital expenditures and leases will be utilized to reactivate idle assets, refresh fleet assets and complete ongoing rig maintenance, at a cost of approximately 4 - 5% of revenue. A summary of Company guidance follows and is current as of the time provided and subject to change.

($ in Millions)	FY 2022 Actual	FY 2023 Forecast
Revenue	$608.5	$685 - $715
Adjusted EBITDA	$79.5	$95 - $105
Free Cash Flow	$30.7	$55 - $70
Capital Expenditures and Leases	$19.1	$25 - $35

GOVERNANCE UPDATE
In conjunction with preparations for the Board’s Annual General Meeting and as part of the Board’s review of board structure and governance, the Board has decided to make certain changes relating to its size and composition. The Board determined that it is in the best interests of the Company and its stockholders to reduce the size of the Board from 9 to 7 members. To accommodate the change in Board size, Byron Dunn, who joined the Ranger Board in 2020, has decided not to stand for re-election at the Company’s Annual General Meeting. Additionally, Gerald Cimador, who joined the Ranger Board in 2017, has submitted his resignation to be effective at the Annual General Meeting. The Board deeply appreciates the years of service and immeasurable contributions of Mr. Dunn and Mr. Cimador, and wishes them all the best in their future endeavors.
Conference Call
The Company will host a conference call to discuss its results from the fourth quarter of 2022 on March 7, 2023 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.

EXHIBIT 99.1
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Revenue
High specification rigs	$72.6	$79.7	$293.2	$140.1
Wireline services	48.3	60.6	197.0	117.9
Processing solutions and ancillary services	33.4	36.7	118.3	35.1
Total revenue	154.3	177.0	608.5	293.1

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	57.4	62.7	232.7	118.8
Wireline services	43.6	49.2	178.4	115.6
Processing solutions and ancillary services	26.8	26.2	92.8	28.9
Total cost of services	127.8	138.1	503.9	263.3
General and administrative	7.5	11.0	39.9	34.6
Depreciation and amortization	10.6	10.8	44.4	36.8
Impairment of fixed assets	—	0.2	1.3	—
Gain on sale of assets	(0.7)	(1.1)	(0.7)	(1.1)
Total operating expenses	145.2	159.0	588.8	333.6

Operating income (loss)	9.1	18.0	19.7	(40.5)

Other (income) expenses
Interest expense, net	1.6	1.8	7.3	5.0
Gain on bargain purchase, net of tax	—	(0.8)	(3.6)	(37.2)
Total other expenses (income), net	1.6	1.0	3.7	(32.2)

Income (loss) before income tax benefit	7.5	17.0	16.0	(8.3)
Income tax expense (benefit)	(0.1)	3.4	0.9	(6.2)
Net income (loss)	7.6	13.6	15.1	(2.1)
Less: Net loss attributable to non-controlling interests	—	—	—	(10.7)
Net income attributable to Ranger Energy Services, Inc.	$7.6	$13.6	$15.1	$8.6

Income per common share:
Basic	$0.31	$0.55	$0.66	$0.73
Diluted	$0.30	$0.54	$0.65	$0.63
Weighted average common shares outstanding
Basic	24,887,249	24,845,517	22,969,623	11,860,312
Diluted	25,381,539	25,184,067	23,370,598	13,552,166

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$3.7	$0.6
Accounts receivable, net	91.2	80.8
Contract assets	26.9	13.0
Inventory	5.9	2.5
Prepaid expenses	9.2	8.3
Assets held for sale	3.2	—
Total current assets	140.1	105.2

Property and equipment, net	221.6	270.6
Intangible assets, net	7.1	7.8
Operating leases, right-of-use assets	11.2	6.8
Other assets	1.6	2.7
Total assets	$381.6	$393.1

Liabilities and Stockholders' Equity
Accounts payable	24.3	20.7
Accrued expenses	36.1	30.3
Other financing liability, current portion	0.7	2.2
Long-term debt, current portion	6.8	44.1
Other current liabilities	6.6	5.4
Total current liabilities	74.5	102.7

Operating leases, right-of-use obligations	9.6	5.8
Other financing liability	11.6	12.5
Long-term debt, net	11.6	18.4
Other long-term liabilities	8.1	5.0
Total liabilities	$115.4	$144.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022; 6,000,001 shares issued and outstanding as of December 31, 2021	—	0.1
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,446,292 shares issued and 24,894,464 shares outstanding as of December 31, 2022; 18,981,172 shares issued and 18,429,344 shares outstanding as of December 31, 2021	0.3	0.2
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Less: Class A Common Stock held in treasury at cost; 551,828 treasury shares as of December 31, 2022 and December 31, 2021	(3.8)	(3.8)
Retained earnings (accumulated deficit)	7.1	(8.0)
Additional paid-in capital	262.6	260.2
Total controlling stockholders' equity	266.2	248.7
Total liabilities and stockholders' equity	$381.6	$393.1

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Year Ended
December 31, 2022
Cash Flows from Operating Activities
Net income	$15.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44.4
Equity based compensation	3.8
Impairment of fixed assets	1.3
Gain on bargain purchase, net of tax	(3.6)
Deferred income tax expense	1.2
Other expense, net	0.4
Changes in operating assets and liabilities, net effects of business acquisitions
Accounts receivable	(10.7)
Contract assets	(13.9)
Inventory	(3.4)
Prepaid expenses and other current assets	(0.8)
Other assets	(1.9)
Accounts payable	2.8
Accrued expenses	5.8
Other current liabilities	1.1
Other long-term liabilities	2.9
Net cash provided by operating activities	44.5

Cash Flows from Investing Activities
Purchase of property and equipment	(13.8)
Proceeds from disposal of property and equipment	24.3
Purchase of businesses, net of cash received	0.8
Net cash provided by investing activities	11.3

Cash Flows from Financing Activities
Borrowings under Credit Facility	582.8
Principal payments on Credit Facility	(608.4)
Principal payments on Eclipse M&E Term Loan	(2.1)
Principal payments under Eclipse Term Loan B	(12.4)
Principal payments on Secured Promissory Note	(4.1)
Principal payments on financing lease obligations	(4.5)
Principal payments on other financing liabilities	(2.3)
Shares withheld on equity transactions	(1.2)
Payments on Installment Purchases	(0.5)
Net cash used in financing activities	(52.7)

Increase in cash and cash equivalents	3.1
Cash and cash equivalents, Beginning of Period	0.6
Cash and cash equivalents, End of Period	$3.7

Supplemental Cash Flow Information
Interest paid	$1.2
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures	$0.2
Additions to fixed assets through installment purchases and financing leases	$(5.5)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA, Adjusted Net Debt, and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA, Adjusted Net Debt, and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash and certain items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods:

	Three Months Ended December 31, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$9.8	$2.0	$4.6	$(8.8)	$7.6
Interest expense, net	—	—	—	1.6	1.6
Income tax expense (benefit)	—	—	—	(0.1)	(0.1)
Depreciation and amortization	5.4	2.7	2.0	0.5	10.6
EBITDA	15.2	4.7	6.6	(6.8)	19.7
Equity based compensation	—	—	—	1.0	1.0
Gain on disposal of property and equipment	—	—	—	(0.7)	(0.7)
Acquisition related costs	—	—	—	1.4	1.4
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$15.2	$4.7	$6.6	$(4.9)	$21.6

	Three Months Ended September 30, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$10.7	$8.6	$9.2	$(14.9)	$13.6
Interest expense, net	—	—	—	1.8	1.8
Income tax expense (benefit)	—	—	—	3.4	3.4
Depreciation and amortization	6.3	2.8	1.3	0.4	10.8
EBITDA	17.0	11.4	10.5	(9.3)	29.6
Impairment of fixed assets	—	—	—	0.2	0.2
Equity based compensation	—	—	—	1.1	1.1
Gain on disposal of property and equipment	—	—	—	(1.1)	(1.1)
Bargain purchase gain, net of tax	—	—	—	(0.8)	(0.8)
Severance and reorganization costs	—	—	—	1.1	1.1
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$17.0	$11.4	$10.5	$(8.6)	$30.3

	Year Ended December 31, 2022
	High Specification Rigs		Wireline Services		Processing Solutions and Ancillary Services		Other	Total
	(in millions)
Net income (loss)	$34.3		$7.6		$20.2		$(47.0)	$15.1
Interest expense, net	—		—		—		7.3	7.3
Income tax expense (benefit)	—		—		—		0.9	0.9
Depreciation and amortization	26.2		11.0		5.3		1.9	44.4
EBITDA	60.5		18.6		25.5		(36.9)	67.7
Impairment of fixed assets	—	—	—	—	—	—	1.3	1.3
Equity based compensation	—		—		—		3.8	3.8
Gain on disposal of property and equipment	—		—		—		(0.7)	(0.7)
Bargain purchase gain, net of tax	—		—		—		(3.6)	(3.6)
Severance and reorganization costs	—		—		—		1.6	1.6
Acquisition related costs	—		—		—		7.9	7.9
Legal fees and settlements	—		—		—		1.5	1.5
Adjusted EBITDA	$60.5		$18.6		$25.5		$(25.1)	$79.5

EXHIBIT 99.1

	Three Months Ended December 31, 2021
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$38.1	$(3.0)	$2.4	$(13.1)	$24.4
Interest expense, net	—	—	—	2.3	2.3
Income tax expense (benefit)	—	—	—	(6.3)	(6.3)
Depreciation and amortization	7.9	2.6	1.2	0.2	11.9
EBITDA	46.0	(0.4)	3.6	(16.9)	32.3
Equity based compensation	—	—	—	1.1	1.1
Gain on disposal of property and equipment	—	—	—	(1.2)	(1.2)
Bargain purchase gain, net of tax	(37.2)	—	—	—	(37.2)
Severance and reorganization costs	—	—	—	0.2	0.2
Acquisition related costs	—	—	—	7.2	7.2
TRA termination expense	—	—	—	3.8	3.8
Allowance for AR write-off	—	—	—	1.5	1.5
Inventory reclassification	—	1.4	—	—	1.4
Adjusted EBITDA	$8.8	$1.0	$3.6	$(4.3)	$9.1

	Year Ended December 31, 2021
	High Specification Rigs	Wireline Services		Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$37.0	$(5.8)		$0.3	$(33.6)	$(2.1)
Interest expense, net	—	—		—	5.0	5.0
Income tax expense (benefit)	—	—		—	(6.2)	(6.2)
Depreciation and amortization	21.5	8.1		5.9	1.3	36.8
EBITDA	58.5	2.3		6.2	(33.5)	33.5
Equity based compensation	—	—		—	3.2	3.2
Gain on disposal of property and equipment	—	—		—	(1.1)	(1.1)
Bargain purchase gain, net of tax	(37.2)	—		—	—	(37.2)
Severance and reorganization costs	—	—		—	(0.4)	(0.4)
Acquisition related costs	—	—		—	8.6	8.6
Legal fees and settlements	—	—		—	0.9	0.9
TRA termination expense	—	—	—	—	3.8	3.8
Allowance for AR write-off	—	—	—	—	1.5	1.5
Adjusted EBITDA	$21.3	$2.3		$6.2	$(17.0)	$12.8

EXHIBIT 99.1
Adjusted Net Debt
We believe Net Debt and Adjusted Net Debt are useful performance measures of liquidity, financial health and provides an indication of our leverage. We define Net Debt as current and long-term debt, finance leases, other financing obligations, offset by cash and cash equivalents. We define Adjusted Net Debt as Net Debt, less a facility financing lease, to be analogous to the calculation of certain financial covenants. All debt and other obligations present the principal balances outstanding as of the respective periods.
The following table is a reconciliation of consolidated debt and cash and cash equivalents to Net Debt and Adjusted Net Debt as of December 31, 2022 and September 30, 2022, in millions:

	December 31, 2022	September 30, 2022	Change
	(in millions)
Debt and Other Obligations
Credit facility	$1.4	$24.9	$(23.5)
Eclipse Term Loan A	10.4	11.0	(0.6)
Secured Promissory Note	6.1	7.0	(0.9)
Installment purchases	0.5	0.6	(0.1)
Other financing liabilities	12.3	12.6	(0.3)
Finance lease obligations	7.5	6.6	0.9
Less: Cash and cash equivalents	3.7	5.2	(1.5)
Net Debt	34.5	57.5	(23.0)
Less: Facility financing lease	12.1	12.3	(0.2)
Adjusted Net Debt	$22.4	$45.2	$(22.8)

Free Cash Flow
We believe free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the three months and year-ended December 31, 2022 and 2021, in millions:

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$26.0	$(62.8)	$44.5	$(39.4)
Purchase of property and equipment	(5.1)	(1.7)	(13.8)	(5.6)
Free cash Flow	$20.9	$(64.5)	$30.7	$(45.0)